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[WORLD ACCESS LOGO]







          WORLD ACCESS TERMINATES TENDER OFFER FOR 13.25% SENIOR NOTES

            World Access Receives Waiver From Majority Of Noteholders

         Atlanta, Georgia - March 1, 2001 - WORLD ACCESS, INC. (NASDAQ: WAXS) announced today that it is terminating its cash tender offer with respect to the Company's 13.25% Senior Notes due 2008 (the "Notes"). On February 27, 2001, World Access entered into an agreement with the holders of a majority in aggregate principal amount of the Notes (the "Majority Holders") under which the Majority Holders waived World Access' obligation to complete the tender offer. The waiver was granted under the terms of the Indenture governing the Notes and is effective until the date that a consent agreement providing for the complete and irrevocable termination of World Access' obligations regarding the tender offer is signed with the Majority Holders, the date, not earlier than March 15, 2001, a majority of the Majority Holders notifies the Company in writing that the waiver is withdrawn, or March 31, 2001, whichever occurs first.

         If World Access and the Majority Holders enter into a consent agreement, World Access anticipates making a new tender offer for a reduced aggregate principal amount of Notes, subject to the terms and contingencies contained in the consent agreement. As previously announced in the Company's press release dated February 15, 2001, the Company expects that the agreement will allow the Company to retire approximately $70.6 million aggregate principal amount of the Notes, rather than the approximately $161.4 million aggregate principal amount which was to be retired pursuant to the Company's previously-announced tender offer. The agreement would also modify certain covenants in the existing indenture governing the Notes, which would grant the Company greater flexibility in future financing activities. In exchange for the foregoing, World Access would pay the noteholders a $10 million consent fee and issue an aggregate of 32 million shares of common stock to the noteholders. The Company would also issue 16 million common shares (or warrants to purchase 16 million common shares, exercisable at a nominal price), which would be forfeited under certain circumstances. Finally, the Notes would be secured, but would be subordinate to the Company's senior lenders or any future senior lenders.

         If the waiver is withdrawn or expires before the parties enter into a consent agreement, World Access must launch a new tender offer on terms substantially similar to the original tender offer.


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ABOUT WORLD ACCESS

         World Access is focused on being a leading provider of bundled voice, data and Internet services to small- to medium-sized business customers located throughout Europe. In order to accelerate its progress toward a leadership position in Europe, World Access is acting as a consolidator for the highly fragmented retail telecom services market, with the objective of amassing a substantial and fully integrated business customer base. To date, the Company has acquired several strategic assets, including Facilicom International, which operates a Pan-European long distance network and carries traffic for approximately 200 carrier customers, NETnet, with retail sales operations in 9 European countries, and WorldxChange, with over 750,000 retail accounts in the US and Europe. World Access, branding as NETnet, offers services throughout Europe, including long distance, internet access and mobile services. The Company provides end-to-end international communication services over an advanced asynchronous transfer mode internal network that includes gateway and tandem switches, an extensive fiber network encompassing tens of millions of circuit miles and satellite facilities. For additional information regarding World Access, please refer to the Company's website at www.waxs.com.

    THIS PRESS RELEASE MAY CONTAIN FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE SECURITIES REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE RISKS AND UNCERTAINTIES WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY. THESE RISKS INCLUDE: INABILITY TO OBTAIN ADEQUATE FINANCING OR FINANCING ON TERMS ACCEPTABLE OR FAVORABLE TO THE COMPANY; INABILITY TO RESTRUCTURE EXISTING DEBT OBLIGATIONS; POTENTIAL INABILITY TO IDENTIFY, COMPLETE AND INTEGRATE ACQUISITIONS; DIFFICULTIES IN EXPANDING INTO NEW BUSINESS ACTIVITIES; DELAYS IN NEW SERVICE OFFERINGS; THE POTENTIAL TERMINATION OF CERTAIN SERVICE AGREEMENTS OR THE INABILITY TO ENTER INTO ADDITIONAL SERVICE AGREEMENTS; AND OTHER RISKS DESCRIBED IN THE COMPANY'S SEC FILINGS, INCLUDING THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999, AS AMENDED, THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q FOR THE QUARTERS ENDED MARCH 31, 2000 AND JUNE 30, 2000, AS AMENDED, THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED SEPTEMBER 30, 2000, AND THE COMPANY'S REGISTRATION STATEMENTS ON FORMS S-3 (NO. 333-79097) AND S-4 (NO. 333-37750 AND 333-44864), AND THE COMPANY'S REPORT ON FORM 8-K DATED JANUARY 10, 2001, ALL OF WHICH ARE INCORPORATED BY REFERENCE INTO THIS PRESS RELEASE.


WORLD ACCESS CONTACT:      MICHELE WOLF
(404-231-2025)             V.P. OF INVESTOR RELATIONS
http://www.waxs.com